Exhibit 5.1

+ 1 202 663 6000 (t)

+ 1 202 663 6363 (f)

wilmerhale.com

May 13, 2014

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, RI 02861

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Hasbro, Inc., a Rhode Island corporation (the “Company”), in connection with the offer and sale of $300 million aggregate principal amount of the Company’s 3.150% Senior Notes due 2021 (the “2021 Notes”) and $300 million aggregate principal amount of the Company’s 5.100% Senior Notes due 2044 (the “2044 Notes” and together with the 2021 Notes, the “Debt Securities”), pursuant to an underwriting agreement dated May 8, 2014 (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named in the Underwriting Agreement. The Debt Securities will be issued pursuant to an indenture dated as of March 15, 2000 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York (the “Trustee”), as supplemented by the fourth supplemental indenture to be dated as of May 13, 2014, by and between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

The Company filed with the Securities and Exchange Commission (the “Commission”) the registration statement on Form S-3 (File No. 333-195789) under the Securities Act of 1933, as amended (the “Securities Act”), on May 8, 2014 (the “Registration Statement”) and the prospectus dated May 8, 2014 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated May 8, 2014 (the “Preliminary Prospectus Supplement”), and the prospectus supplement dated May 8, 2014 (the “Prospectus Supplement”).

We have examined and relied upon corporate or other proceedings of the Company regarding the authorization of the execution and delivery of the Indenture and the Underwriting Agreement and the issuance of the Debt Securities, the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement and the Indenture. We have also examined and relied upon the Restated Articles of Incorporation of the Company (as amended or restated from time to time, the “Articles of Incorporation”), the Amended and Restated Bylaws of the Company (as amended or restated from time to time, the “Bylaws”) and minutes of meetings of the stockholders and the Board of Directors of the

Hasbro, Inc.

May 13, 2014

Company as provided to us by the Company and such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed (i) that the Company is, and shall remain, validly existing as a corporation and in good standing under the laws of the State of Rhode Island. As to matters of Rhode Island law, for the purposes of our opinion below regarding the Debt Securities being binding obligations of the Company, we have relied on the opinion letter, dated May 13, 2014, of Tarrant Sibley, Esq., which is being filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K to be filed on or about May 13, 2014, with respect to the valid existence and good standing of the Company, the corporate power of the Company to enter into and perform its obligations under the Debt Securities and the Indenture and due authorization of the Debt Securities.

We have assumed for purposes of our opinions below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect.

We have assumed the due execution and delivery, pursuant to the due authorization, of the Indenture by the Trustee, that the Trustee has all requisite power and authority to effect the transactions contemplated by the Indenture, and that the Indenture is the valid and binding obligation of the Trustee and is enforceable against the Trustee in accordance with its terms.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally and (ii) general equitable principles. We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that when the Debt Securities have been duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered and sold to the purchasers thereof against payment of the consideration therefor duly approved by the Company and in accordance with the Underwriting Agreement, and subject to the Debt Securities, not resulting in a default under or a breach of any agreement

Hasbro, Inc.

May 13, 2014

or instrument binding upon the Company and complying with any requirement or restriction imposed by any court or governmental entity having jurisdiction over the Company, the Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about May 13, 2014, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner

3